Exh. (h)(7)

POWER OF ATTORNEY

The undersigned, representing all of the trustees and certain officers of Manager Directed Portfolios (the “Trust”), a Delaware statutory trust, hereby appoint James R. Schoenike, Douglas J. Neilson and Matthew J. McVoy, each individually with power of substitution or resubstitution, as attorneys-in-fact and agents (each, an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Trust of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), signing in the name and on behalf of the undersigned as a Trustee or officer of the Trust, as applicable, any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 8th day of August, 2016.

/s/ James R. Schoenike	Chairperson and Interested Trustee
James R. Schoenike

/s/ Gaylord B. Lyman	Independent Trustee
Gaylord B. Lyman

/s/ Scott Craven Jones	Independent Trustee
Scott Craven Jones

/s/ Lawrence T. Greenberg	Independent Trustee
Lawrence T. Greenberg

/s/ Douglas J. Neilson	President
Douglas J. Neilson

/s/ Matthew J. McVoy	Treasurer
Matthew J. McVoy